Exhibit 99.1

                      [Letterhead of PondelWilkinson Inc.]


CONTACTS:                  Charles Cimitile
                           Chief Financial Officer
                           SPAR Group, Inc.
                           (914) 332-4100

                           Roger S. Pondel
                           PondelWilkinson Inc.
                           (310) 279-5980



                   SPAR GROUP REPORTS NOTIFICATION FROM NASDAQ

     TARRYTOWN, NY -- September 3, 2004 -- SPAR Group, Inc. (Nasdaq:SGRP) said today it has received notification from Nasdaq that the company is no longer in compliance with certain requirements for continued listing on The Nasdaq National Market. Nasdaq advised the company that it is no longer in compliance with the minimum bid requirement of $1.00 per share, the $10 million shareholders' equity requirement and the $5 million market value of publicly held shares requirement.

     The notification said SPAR Group has been granted 180 calendar days, or until February 28, 2005, to regain compliance with the $1.00 per share requirement and 90 calendar days, or until November 29, 2004, to regain compliance with the market value requirement. The notification also stated that as result of the company's non-compliance with the shareholders' equity requirement, Nasdaq will


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conduct a review of the company's eligibility for continued listing on The
Nasdaq National Market.

     Robert Brown, SPAR Group president and chief executive officer, said that the company will supply all the documentation necessary to facilitate Nasdaq's review. "While we are disappointed with our current valuation, we believe that the programs in place to reduce costs and enhance sales will provide tangible benefits over the long-term that will ultimately be recognized in the public marketplace," Brown said.

     SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of productivity enhancing products and services to help Fortune 1000 companies improve their sales, operating efficiency and profits. The company provides in-store merchandising, in-store demonstrations, technology and research to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, convenience store and grocery chains, throughout the United States and internationally.

     Certain statements in this news release are forward-looking, including, but not limited to, benefits from the company's programs to reduce costs and enhance sales, the company's ability to regain compliance with listing requirements, or assurance of meeting requirements for continued listing on Nasdaq. The company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR's selling and marketing functions, continued customer satisfaction and contract renewal, new product development and marketing, continued technological superiority over its competitors, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information respecting certain of these and other factors that could effect future results, performance or trends are discussed in SPAR Group's annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

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